EX-23.a


DELOITTE & TOUCHE

Northwest Bank Building            Telephone:  (319) 322-4415
101 West Second Street             Facsimile:  (319) 322-2002
Davenport, Iowa  52801-1813






INDEPENDENT AUDITORS' REPORT


Interstate Power Company:

We have audited the financial statements of Interstate Power Company as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, and have issued our report thereon dated February 3, 1994, which report includes an explanatory paragraph as to a change in accounting for postretirement benefits other than pensions and for income taxes; such financial statements and report are included in your 1993 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedules of Interstate Power Company, listed in Item 14. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche

Deloitte & Touche

February 3, 1994